UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 11, 2013

MICROSTRATEGY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-24435	51-0323571
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1850 Towers Crescent Plaza Tysons Corner, Virginia	22182
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 848-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 11, 2013, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of MicroStrategy Incorporated (the “Company”) established certain new compensation arrangements for Michael J. Saylor, the Company’s Chief Executive Officer, as described below.

The Compensation Committee authorized the Company to pay the costs of (i) security services rendered to Mr. Saylor by a security firm in December 2012 and January 2013 and (ii) tax advisory services to be rendered to Mr. Saylor by a tax advisory firm in connection with Mr. Saylor’s filing of foreign entity tax forms which are required in connection with his status as a controlling stockholder of MicroStrategy.

From time to time, Company personnel, including Mr. Saylor, are offered meals prepared by the Company’s in-house catering department. To the extent that Mr. Saylor consumes any such meals and those meals are considered non-business expenses, they may result in imputed compensation to him (such meals, “Company Meals”). The Compensation Committee authorized the Company to permit Mr. Saylor to consume Company Meals. The Compensation Committee also authorized the Company to permit Mr. Saylor to make non-business use of the Company’s in-house catering resources (such use, other than for Company Meals, “Non-Business Catering Use”), provided that compensation imputed to Mr. Saylor as a result of Non-Business Catering Use (excluding any associated tax gross-up payments) may not exceed $25,000 per year.

To the extent that any of the arrangements described above result in imputed compensation to Mr. Saylor, the Compensation Committee authorized the Company to pay to (or withhold and pay to the appropriate taxing authority on behalf of) Mr. Saylor a “tax gross-up” approximating his (i) federal and state income and payroll taxes on any compensation imputed to Mr. Saylor in connection with such arrangements plus (ii) federal and state income and payroll taxes on the taxes that Mr. Saylor may incur as a result of the payment of taxes by the Company with respect to the imputed compensation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 17, 2013	MicroStrategy Incorporated
(Registrant)

	By:	/s/ Douglas K. Thede
	Name:	Douglas K. Thede
	Title:	Senior Executive Vice President & Chief Financial Officer